Exhibit 99.1

CONTACT:	Patrick D. Spangler, CFO
ev3 Inc. 9600 54th Avenue North Plymouth, Minnesota 55442 (763) 398-7000 pspangler@ev3.net ev3 Inc. Reports Fourth Quarter Financial Results

Net Sales Grow by 60% Compared to Year-Ago Period

– Conference Call Scheduled for February 16, 2006 at 9:30 a.m. ET;

Simultaneous Webcast at www.ev3.net –

Plymouth, MN – February 16, 2006 – ev3 Inc. (NASDAQ:  EVVV), a global endovascular device company, reported today its financial results for its fiscal fourth quarter and fiscal year ended December 31, 2005.

As reported on January 9, 2006, ev3’s net sales in the fourth quarter of 2005 were $41.0 million, an increase of 60% versus net sales of $25.5 million in the fourth quarter of 2004. This growth was broad-based and generated internally, reflecting strong  sales growth from domestic and international markets as well as from both ev3’s cardio peripheral and neurovascular business segments.

For the fiscal year ended December 31, 2005, ev3’s net sales were $133.7 million, an increase of 55% over net sales for fiscal 2004 of $86.3 million.  Annual sales growth in 2005 also was generated internally and reflected sales improvements in each of ev3’s reportable business segments and geographic markets.

James Corbett, President and CEO of ev3 Inc. commented, “Our 60% net sales growth over last year’s fourth quarter reflects the benefits of a robust stream of new products introduced over the last 12 months as well as the continued expansion and development of our global distribution system.  We are confident that these factors as well as the continued rapid growth of the endovascular markets in which we participate will continue to drive sales expansion in 2006 and beyond.”

Cost of goods sold as a percentage of net sales for the fourth quarter of 2005 decreased to 40.5% of sales from 48.5% in the comparable period from the prior year.  ev3’s improvement in cost of goods sold as a percentage of net sales continues to reflect the benefits of increased production volumes, plant consolidations during 2005, in-house manufacturing of certain stent components, and other cost reduction initiatives.

ev3’s loss from operations of $22.7 million in the fourth quarter of 2005 represents a decrease of $6.4 million, or 22%, from the fourth quarter of 2004.  The Company’s loss from operations was $102.8 million for the year ended December 31, 2005, representing a decrease of $2.6 million, or 2%, from the prior year excluding the $14.5 million gain realized in the third quarter of 2004 on the sale of certain intellectual property.  The as reported loss from operations for the year ended December 31, 2004 was $91.0 million.

Stock-based compensation charges included in ev3’s operating expenses for the fourth quarter and full year ended 2005 were $1.8 million and $4.9 million, respectively.  Operating expenses for the fourth quarter and full year ended 2004 included stock based compensation charges of $447 thousand and $2.7 million, respectively.

ev3’s net loss attributable to common shareholders for the fourth quarter of 2005 was $22.0 million or $0.45 per common share, compared to $36.4 million or $14.29 per common share in the fourth quarter 2004. ev3’s net loss attributable to common shareholders for fiscal year 2005 was $122.1 million or $4.48 per common share, compared to $123.1 million or $57.44 per common share for the fiscal year 2004.  ev3’s net loss attributable for fiscal year 2004 was reduced by a $14.5 million gain from the sale of intellectual property which occurred during the third quarter of 2004. Total weighted average common shares outstanding used in the per share calculations were 49.2 million and 27.2 million for the fourth quarter and full year ended December 31, 2005, respectively.  Total weighted average common shares outstanding used in the per share calculations for the fourth quarter and the full year 2004 were 2.5 million and 2.1 million, respectively.

ev3’s loss before interest, taxes, depreciation, amortization (“EBITDA”) was $18.3 million and $84.8 million for the fourth quarter and year ended December 31, 2005, respectively.  EBITDA for the fourth quarter and year ended December 31, 2004 was $21.5 million and $58.5 million, respectively.  EBITDA, excluding charges for non-cash stock-based compensation, was $16.5 million and $79.9 million for the fourth quarter and year ended December 31, 2005 versus $21.1 million and $55.8 million for the fourth quarter and year ended December 31, 2004.  ev3’s EBITDA for the year ended 2004 was favorably impacted by the $14.5 million gain noted above.  EBITDA is reconciled to our consolidated statement of operations immediately following the detail of sales by geography later in this press release.

Corbett continued, “ev3’s fourth quarter 2005 operating loss decreased to $22.7 million compared to $29.1 million in the fourth quarter of 2004 while our EBITDA loss, adjusted for non-cash stock-based compensation,  for the fourth quarter of 2005 decreased to $16.5 million from $21.1 million in the same quarter of 2004.  These decreases were achieved despite the additional costs of $1.9 million incurred by Micro Therapeutics, Inc. (MTI) in connection with ev3’s acquisition of the outstanding shares of MTI not owned by ev3, which was completed on January 6, 2006, and increased litigation costs associated with intellectual property.”

Sales Review

Cardio peripheral segment net sales in the fourth quarter were $24.0 million, representing an increase of 58% versus the year-ago quarter.  Within the cardio peripheral business segment, stent sales were $12.1 million in the fourth quarter, representing an increase of 112% versus the year-ago quarter, and sales of thrombectomy and embolic protection products were $3.5 million in the fourth quarter, approximately unchanged from the year-ago quarter.  Sales of procedural support and other cardio peripheral products were $8.4 million in the fourth quarter, representing an increase of 40% versus the year-ago quarter.  Contributors to the growth of the cardio peripheral segment were the launch of new stent products in the United States, the continued market penetration of ev3’s carotid stenting system (SpideRX and Protégé) in Europe, and the introduction of PTA balloon catheters in early 2005.

Neurovascular segment net sales were $17.0 million in the fourth quarter, representing an increase of 64% versus the year-ago quarter.   Within the neurovascular business segment, sales of embolic products were $8.1 million in the fourth quarter, an increase of 89% versus the same quarter in the prior year.  Sales of neurovascular access and delivery products were $8.9 million in the fourth quarter, an increase of 46% versus the year-ago quarter.  The primary growth drivers for the neurovascular segment were the continued U.S. market penetration by both the Onyx Liquid Embolic System for the treatment of brain arterio-venous malformations (“AVM’s”) and the Nexus and NXT family of embolic coils, as well as the microcatheters utilized to deliver these embolic products.

On a geographic basis, ev3’s fourth quarter United States net sales were $22.7 million, representing an increase of 91% versus the year-ago quarter, and fourth quarter international net sales were $18.3 million, representing an increase of 34% versus the year-ago quarter.   Sales growth in the United States benefited from the increased productivity of the sales force which was expanded during the fourth quarter of 2004 in both the cardio peripheral and neurovascular business segments.

Outlook

ev3 expects its net sales in the first quarter and full year 2006 to be in the range of $41 to $45 million and $200 to $220 million, respectively.  ev3 also expects its quarterly operating losses to be reduced during 2006 as compared to its quarterly operating losses for fiscal year 2005.

Earnings Call Information

ev3 will host a conference call today, February 16, 2006, beginning at 9:30 a.m. ET to review its results of operations for the fourth quarter and fiscal year of 2005 and other recent events and to discuss its 2006 business outlook.  Discussions during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s net sales, cost of goods sold, operating expenses, distribution arrangements, clinical studies, regulatory status, and financial position, and comments the company may make about its future in response to questions from participants on the conference call.  Any interested party may listen to the conference call through a live audio Internet broadcast at www.ev3.net.  For those unable to listen to the live broadcast, a playback of the webcast will be available at www.ev3.net for approximately 90 days. Those without Internet access may join the call from within the U.S. by dialing 800-510-0146; outside the U.S. dial 617-614-3449 passcode 64212921.  A playback of the conference call will be available from 10:30 a.m. CT, February 16, 2006 until 5:00 p.m. CT on February 23, 2006.

ev3 and the ev3 logo are trademarks of ev3 Inc., registered in the U.S. and other countries.

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied.  Such potential risks and uncertainties relate, but are not limited, to, in no particular order:  product demand and market acceptance; the impact of competitive products and pricing and success of clinical testing.  More detailed information on these and additional factors which could affect ev3 Inc.’s operating and financial results are described in the company’s filings with the Securities and Exchange Commission, including its most recent quarterly report on Form 10-Q.  ev3 Inc. urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces.  Additionally, ev3 Inc. undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

ev3 Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2005	2004	2005	2004

Net sales	$40,974	$25,531	$133,696	$86,334

Operating expenses
Cost of goods sold (a)	16,610	12,378	55,094	39,862
Sales, general and administrative (a)	35,604	31,071	130,427	103,031
Research and development (a)	8,627	8,597	39,280	38,917
Amortization of intangible assets	2,796	2,447	10,673	9,863
(Gain) loss on sale or disposal of assets, net	(4)	131	200	(14,364)
Acquired in-process research and development	—	—	868	—
Total operating expenses	63,633	54,624	236,542	177,309

Loss from operations	(22,659)	(29,093)	(102,846)	(90,975)

Other (income) expense:
Gain on sale of investments, net	—	—	(4,611)	(1,728)
Interest (income) expense, net	(917)	5,013	9,916	25,428
Minority interest in loss of subsidiary	(801)	(1,864)	(2,013)	(13,846)
Other (income) expense, net	448	(2,071)	3,360	(1,752)
Loss before income taxes	(21,389)	(30,171)	(109,498)	(99,077)

Income tax expense	587	196	526	196

Net loss	(21,976)	(30,367)	(110,024)	(99,273)

Accretion of preferred membership units to redemption value	—	6,034	12,061	23,826

Net loss attributable to common shareholders	$(21,976)	$(36,401)	$(122,085)	$(123,099)

Net loss per common share attributed to common shareholders (basic and diluted) (b)	$(0.45)	$(14.29)	$(4.48)	$(57.44)

Weighted average common shares outstanding (b)	49,162,046	2,548,076	27,242,712	2,142,986

(a) Includes stock-based compensation charges of:
Cost of goods sold	$208	$79	$653	$223
Sales, general and administrative	1,236	318	3,141	1,883
Research and development	351	50	1,079	626
	$1,795	$447	$4,873	$2,732

(b)   Net loss per common share attributed to common shareholders and weighted average common shares outstanding reflect the June 21, 2005 1-for-6 reverse stock split for all periods presented.

ev3 Inc.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(unaudited)

	December 31,	December 31,
	2005	2004
Assets
Current assets
Cash and cash equivalents	$69,592	$20,131
Short-term investments	12,000	—
Accounts receivable, less allowance of $3,607 and $2,694, respectively	28,519	18,956
Inventories	32,987	22,500
Prepaid expenses and other assets	7,042	4,576
Other receivables	1,535	2,446
Total current assets	151,675	68,609

Restricted cash	3,102	2,638
Property and equipment, net	17,877	9,130
Goodwill	94,456	94,514
Other intangible assets, net	26,230	31,851
Other assets	3,488	5,304
Total assets	$296,828	$212,046

Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$11,716	$8,931
Accrued compensation and benefits	14,612	9,523
Accrued liabilities	11,343	13,821
Accrued acquisition consideration	—	3,750
Total current liabilities	37,671	36,025

Demand notes payable - related parties	—	299,453
Other long-term liabilities	852	702
Total liabilities	38,523	336,180
Class A preferred membership units: stated value $3.56; 24,040,718 units authorized; issued and outstanding: zero and 24,040,718, respectively	—	95,105
Class B preferred membership units: stated value $3.56; 41,077,336 units authorized; issued and outstanding: zero and 41,077,336, respectively	—	158,923
Minority interest	12,850	16,310

Stockholders’ equity (deficit)

Members’ capital	—	47,927
Common stock: $0.01 par value; 100,000,000 shares authorized; issued and outstanding: 49,350,647 and zero, respectively	493	—
Additional paid in capital	807,032	—
Accumulated deficit	(562,207)	(440,705)
Accumulated other comprehensive loss	137	(1,694)
Total stockholders’ equity (deficit)	245,455	(394,472)
Total liabilities and stockholders’ equity (deficit)	$296,828	$212,046

ev3 Inc.

SELECTED SALES INFORMATION

(Dollars in thousands, except per share amounts)

(unaudited)

SALES BY SEGMENT

	For the Three Months			For the Years
	Ended December 31,			Ended December 31,
	2005	2004	% change	2005	2004	% change

Cardio Peripheral
Stents	$12,079	$5,707	112%	$37,871	$20,484	85%
Thrombectomy and embolic protection	3,459	3,436	1%	12,869	9,119	41%
Procedural support and other	8,451	6,019	40%	29,141	23,339	25%
Total Cardio Peripheral	23,989	15,162	58%	79,881	52,942	51%

Neurovascular
Embolic products	8,046	4,246	89%	22,463	12,583	79%
Neuro access and delivery products	8,939	6,123	46%	31,352	20,809	51%
Total Neurovascular	16,985	10,369	64%	53,815	33,392	61%

Total Company	$40,974	$25,531	60%	$133,696	$86,334	55%

SALES BY GEOGRAPHY

	For the Three Months			For the Years
	Ended December 31,			Ended December 31,
	2005	2004	% change	2005	2004	% change
United States	$22,707	$11,903	91%	$71,848	$42,791	68%
International	18,267	13,628	34%	61,848	43,543	42%

Total net sales	$40,974	$25,531	60%	$133,696	$86,334	55%

Reconciliation of net loss to EBITDA

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2005	2004	2005	2004

Net loss, as reported (GAAP basis)	(21,976)	(30,367)	(110,024)	(99,273)

Interest (income) expense, net	(917)	5,013	9,916	25,428
Income tax expense	587	196	526	196
Depreciation and amortization	4,026	3,656	14,816	15,112

EBITDA	$(18,280)	$(21,502)	$(84,766)	$(58,537)

Stock-based compensation	1,795	447	4,873	2,732

EBITDA, adjusted for stock-based compensation	$(16,485)	$(21,055)	$(79,893)	$(55,805)

ev3 uses EBITDA as a supplemental measure of performance and believes EBITDA facilitates operating performance comparisons from period to period and company to company by factoring out potential differences caused by variations in capital structure, tax positions and the age and book depreciation of facilities and equipment.  EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of the company’s results as reported under Generally Accepted Accounting Principles (GAAP).